Exhibit 6 - Licensing Agreement with Patented Energy Partnership

LICENSE AGREEMENT

Effective April 19, 1991, PATENTED ENERGY PARTNERSHIP (hereinafter “Licensor”) consisting of the following Partners:

a.

INTERNATIONAL FLUE SAVERS, INC., an Illinois corporation having its principal place of business at 3124 Leon Road, Jacksonville, Florida 32216;

b.

FUELBUSTERS, INC., an Illinois corporation having its principal place of business at 3300 North Southport, Chicago, Illinois 60657;

c.

FEMCO, INC., a Delaware corporation having its principal place of business at 210 Holbrook, Chicago Heights, Illinois 60411;

d.

WORLD ENERGY, INC., a Washington corporation having a place of business at Suite 300, 1400 -1st Street S.W., Calgary, Alberta, Canada T2R OV8; and

e.

NATURE'S ENERGY PRODUCTS COMPANY, INC., a Michigan corporation having its principal place of business at 3768 Socorro, Grandville, Michigan 49538;

and E/S CORPORATION, a Washington corporation having its principal place of business in Seattle, Washington (hereinafter “Licensee”), agree as follows:

RECITALS:

WHEREAS, the Licensor owns all right and title in certain “Technology Property” listed in EXHIBIT A, which is attached hereto and hereby incorporated by reference into this License Agreement;

WHEREAS, the Licensor eventually contemplates the sale of all of its rights and title in the Technology Property within the United States of America, its territories, and possessions, to an as yet undetermined third party, but is presently willing to exclusively license within the United States of America, its territories, and possessions, certain rights in the Technology Property to the Licensee;

WHEREAS,  if the Licensor sells all of its rights to the  Technology Property within the United States of America to a third party, the third party, at its option, may elect to convert the exclusive licenses granted the Licensee by the  Licensor  under  this  Agreement  to a  non-exclusive  license  at a reduced  royalty  rate,  if  the third party wants to compete with  the  Licensee in  the manufacture, sale, or distribution of goods related to the Technology Property  in the  United States,  its territories, and possessions, or to license others to so compete with the Licensee; and

WHEREAS, the Licensee is interested in organizing a marketing group to create a market and a demand for goods related to the Technology Property and is interested in manufacturing and selling such goods under an exclusive license in the United States of America, its territories, and possessions under the terms and conditions set forth herein, for at least as long as the Licensor owns the Technology Property, subject to the option of a third party purchaser of the rights and title in the Technology Property within the United States of America to convert the exclusive license to a non-exclusive license:;

NOW THEREFORE, in consideration of their mutual obligations undertaken hereby, the parties to this License Agreement agree as follows:

Section 1

GENERAL DEFINITIONS

1.1

Parties to This License Agreement:  The Licensor and the Licensee are herein occasionally referred  to as “parties” (in singular or plural usage, as indicated by the context). By signing this License Agreement, each of the Partners of which the Licensor consists agree that they shall be bound to its terms and obligations, both individually and in combination. In addition, by executing this License Agreement, whether individually or on behalf or a Partner of the Licensor, the following Principals of the Licensor agree that they individually shall be bound by the express obligations applicable to such Principals under the terms of this License Agreement:  Dennis R. Senne; Jerome V. Springman; Roland Chabot; Herbert Styles; and John Seppamaki.

1.2

Field of Technology:  The Field of Technology of this License Agreement consists of all devices  that alter, redirect, or  restrict  the flow of flue gases resulting from the combustion of fuel.

1.3

Licensed Patents:  Licensed Patents are any United States Letters Patent included in the Technology Property and any new United States Letters Patent issued or issuing during the life of this License Agreement, which issues to or is assigned to any Partner or Principal of the Licensor or to the Licensor, and which contains a claim or claims related to the Field of Technology.  The term Licensed Patent does not include any patent on an invention with respect to which by law, regulation, or contract, the exclusive power of licensing is passed to a governmental agency.

1.4

Licensed Trademarks:  The Licensed Trademarks are INTERNATIONAL FLUE SAVER, ENERGY SAVER, IFS (word and design logo), FUELBUSTERS, and any other trademark that is used by the Licensor or any of its partners in connection with the Technology Property.

1.5

Licensed Products: All products manufactured, sold, or used by the Licensee under the Licensed Patents are Licensed Products.

1.6

Licensed Know How: All factual knowledge, technological information, trade secrets, drawings, sketches, and data related to the manufacture, installation, and use of the Licensed Products or otherwise useful in marketing the Technology Property, whether presently in the possession, or subsequently coming into the possession, or developed by the Licensor or its  Principals during the term of this License Agreement, are Licensed Know How.

1.7

License Royalty:  The License Royalty is a fee paid to the Licensor (or its successor in interest) by  the Licensee for each unit of Licensed Products that the Licensee has the right to manufacture, use,  and sell  and is determined  in accordance with the terms and conditions of  this  License  Agreement.  For purposes of determining the License Royalty, each “year” shall be measured in respect to the effective date of this Agreement.

1.8

Private Label Nameplate:  A label, tag, or plate that must be affixed by the Licensee to each unit of Licensed Product manufactured by the Licensee and which may include a distinctive trademark or logo, such as one of the Licensed Trademarks or different trademark(s), as elected by the Licensee, and shall include a size designation and a serial number that uniquely identifies each unit of the Licensed Product. The Private Label Nameplates are provided to the Licensee by the Licensor in return for payment by the Licensee to the Licensor of the License Royalty and serve as a basis for determining the number of units or Licensed Products that the Licensee has the right to manufacture (and sell and use), for purposes of establishing the amount of License Royalty that the Licensee pays the Licensor. See Section 3 of this Agreement.

1.9

Installation Manual: The Licensor has developed or will develop an Installation Manual for the Licensed Products for use, reproduction and distribution by the Licensee to its personnel.  The Installation Manual includes instructions that should be followed by installers or service personnel when installing the Licensed Product on a purchaser's premises.

Section 2

LICENSE GRANTS

2.1

Patent License:  The Licensor  hereby  grants to  the Licensee under the Licensed Patents and for the lives of such patents, an exclusive license, subject to the terms and conditions of  this  License  Agreement,  to practice  the  methods and to make, have made, use, and sell Licensed Products embodying the inventions thereat, throughout the United States of America, its territories, and possessions. The exclusive license granted in this Section shall be subject to the option of a third party purchaser of the Technology Property to convert it to a non-exclusive license if such third party elects to compete with or license others under the Licensed Patents in the United Slates of America, its territories, or possessions.

2.2

Know How:  The Licensor hereby grants to the Licensee an exclusive license, subject to the terms and conditions of the License Agreement, to have access to and use all the Licensed Know How, throughout the United States, its territories, and possessions, for the purpose of manufacturing, using, and selling Licensed Products.   Licensee shall use the Know How only for purposes permitted under this License Agreement and shall maintain the Know How in confidence and shall not disclose the Know How to any other party without the prior consent of Licensor during or after the termination of this License Agreement except to the extent that Licensee can show that such portion of the Know How disclosed to another party without the Licensor’s consent was already publicly known or had come into Licensee's possession independently of the Licensor.  The exclusive license granted in this Section shall be subject to the option of a third party purchaser of the rights to the Technology Property within the United States of America to convert it to a non-exclusive license if such third party elects to compete with or license others under the Licensed Know How in the United States of America, its territories, or possessions.  Promptly upon execution of this License Agreement, the Licensor will deliver to the licensee a complete set of all written documentation, drawings, physical and material specifications, and other technical and engineering data relating to the production, installation, use, and sale of the Licensed Products, all of which comprise at least part of the Licensed Know How. At least twice each year (or as the Licensor and the Licensee shall otherwise agree) throughout the term of this License Agreement, for a reasonable period of time the Licensor shall make qualified personnel available upon the request Licensee to train the Licensee's employees to manufacture and/or install the Licensed Products. In connection with such training:

a.

the Licensee shall be solely responsible for all travel, living expense, and wages of its employees;

b.

the training shall be at the Licensor’s place or business, unless otherwise agreed by the parties, and if not at the Licensor's place of business, the Licensee shall reimburse the Licensor for all travel Costs, living expenses, and meals reasonably incurred in providing such training; and

c.

the Licensee shall pay a reasonable fee to the person(s) designated by the Licensor to conduct the training, as the parties shall later agree, but such fee shall not exceed $200 per day.

2.3

Trademark License: The Licensor hereby grants to the Licensee an exclusive license, subject to the terms and conditions of this License Agreement, to use the Licensed Trademarks in connection with the Licensed Products throughout the United States of America, its territories, and possessions. The exclusive license granted in this Section shall be subject to the option of a third party purchaser of the rights to the Technology Property in the United States of America to convert it to a non-exclusive license if such third party elects to compete with or license others under the Licensed Trademarks in the United States of America, its territories, or possessions. The Licensee shall not at any time do or cause to be done any act or thing, directly or indirectly, contesting or in any way impairing, or tending to impair any part of the Licensor's right, title, or interest in the Licensed Trademarks or in any trade name of the Licensor.

2.4

Agreement Not to Compete:  The Licensor, its Partners and their Principals agree that they will not compete with or grant additional licenses of any kind to any other party under the Licensed Patents, Licensed Know How, or Licensed Trademarks, throughout the United States of America, its territories,  and  possessions for so long as the Licensor owns the Technology Property, except as provided herein in Section 2.5.

2.5

Assignment or Transfer of the Licensor's Interests:  In the event that the Licensor assigns or otherwise transfers all right and title in its holdings, including the rights in the Technology Property within the United States of America, to another party, such assignment or transfer shall be  subject  to the Licensee’s  rights under this License Agreement and this License Agreement shall be fully disclosed to the successor in interest to the Licensor's holdings.  However, the Agreement Not to Compete set forth above in Section 2.4 shall NOT survive such transfer of the Licensor's holdings and shall NOT apply to the successor in interest of those holdings. The Licensor shall inform the Licensee in writing of any such assignment or transfer of the Licensor's holdings, at least ten (10) days before the assignment or transfer is executed, and shall specify how and when the Royalty Rate and other obligations and liabilities of the Licensee shall be transferred to the benefit of the successor in interest of the Licensor.

2.6

Cooperation of the Licensor:  The Licensor agrees  to  cooperate fully end to use its best efforts to assist the Licensee in its manufacturing, marketing, and sales efforts, including referring sales leads and referring current distributors and dealers of the Licensor to the Licensee. The Licensor shall provide all reasonable assistance to the Licensee in solving any technical problems that arise in connection with the manufacture, use, and installation of the Licensed Products.

Section 3

ROYALTIES, RATES, AND RECORDS

3.1

Initial Payment:  Upon execution  of  this  License Agreement by the parties, the Licensee agrees  to pay the Licensor an initial and one time only non-refundable fee of fifty thousand dollars ($50,000) and a non-refundable advance on a minimum Royalty payment for the first quarter  (three months) at the first year, for the manufacture, use, and sale of the Licensed Products  in accordance with  the  schedule of minimum production of the Licensed Products set forth below. The advance on the minimum royalty for the first quarter that is paid upon execution of this License Agreement shall be in the amount of ten thousand dollars ($10,000), and the Licensor shall at that time provide the Licensee with a corresponding number of Private Label Nameplates in accordance with the License Royalty rates set forth below in Section 3.3. Licensee shall specify the unit size and trademark for the Private Label Nameplate.

3.2

Minimum Nameplate Purchase Requirements:   The Licensee  agrees to purchase Private Label Nameplates from the Licensor in at least the following minimum numbers for each of the indicated time periods following the date on which this License Agreement is executed, for so long as this License Agreement shall remain in effect:

Minimum Additional Numbers of

      Nameplates That Must Be

Time Period

Purchased by End of Time Period

First Year

Successive Years

First Quarter

1,000

3,000

Second Quarter

2,000

3,000

Third Quarter

3,000

4,000

Fourth Quarter

4,000

5,000

Total First Year

10,000

Total Each Successive Year

15,000

If Licensee shall fail to meet its minimum annual Private Label Nameplate purchase requirements by the end of each year, at its option, Licensor, with thirty (30) days advance written notice, may terminate this License Agreement, provided that if the Licensee purchases and pays for the balance of the minimum annual Private label Nameplate requirements during the thirty (30) days notice period, the License Agreement shall remain in effect without termination.

If the Licensor fails to ship Private label Nameplates ordered by the licensee on a timely basis as provided below in Section 3.5 at this Agreement, the time periods in which the minimum Private Label nameplate purchase requirements set forth in this Section of the Agreement must be met shall be extended by an amount of time equal to the delay of the Licensor in shipping the Private Label Nameplates.

If, by August 15, 1991, Licensee has not sold a minimum of five hundred fifty (550) units and does not have at least twenty (20) full-time salespersons fully employed in selling the Licensed Product, Licensor, at its option, may convert this License Agreement to a non-exclusive License by serving written notice thereof on Licensee by October 15, 1991.

3.3

License Royalty Rates: The License Royalty per unit of Licensed Product manufactured or caused to be manufactured by the Licensee shall be based on the diameter of the pipe used in the Licensed Product and on the number of units in each size range of the Licensed Product as follows:

Volume Discount (Per Year)

Number of Units to Qualify For Discount

15,001 to

25,001 to

50,001 to

100,001

25,000

50,000

100,0 00

& Above

Pipe

Royalty

                     Discounted Royalty Fee Rates

Diameter

  Fee

 10% Disc,

15% Disc.

20% Disc.

25% Disc.

3"-6"

$10.00

$ 9.00

$  8.50

$ 8.00

$ 7.50

7"-9"

  20.00

 18.00

  17.00

 16.00

 15.00

10"-12"

  35.00

 31.50

  29.75

 28.00

 26.25

13"-15"

  50.00

 45.00

  43.25

 40.00

 37.50

16"-18"

  75.00

 67.50

  63.75

 60.00

 56.25

19"-36"

 100.00

 90.00

  85.00

 80.00

 75.00

A License Royalty Rate per unit for Licensed Products having a pipe diameter larger than 36" will be negotiated between the parties at the Licensee's request, if necessary, and shall then be incorporated into the above schedule. If the License Royalty rates (Royalty Fees) are reduced by fifty percent (50%), the percentage Volume Discounts set forth above shall apply to the thus reduced Royalty Fees.

3.4

Modification of Royalty Rates for Non-exclusive License: If the exclusive Patent License granted in Section 2.1 of this Agreement is converted to a non-exclusive license for any reason, such as at the option of a successor in interest to the Licensor of all right and title in the Technology Property in order to compete with the Licensee in the United States of America, its territories, or possessions, or to license others under Technology Products, the License Royalty Rates set forth above in Section 3.3 of this Agreement shall be reduced by one-half.

3.5

Payment or Royalty Fees: The Licensor shall ship the number of Private Label Nameplates ordered by the Licensee within ten (10) days following receipt of an order. Each Private Label Nameplate provided the Licensee by the Licensor shall include the trademark, if any, requested by Licensee, a unique serial number in sequence, the size of Licensed Product to which the Private Label Nameplate shall be affixed by the Licensee and appropriate patent markings. The Licensee shall render payment to the Licensor within ten (10) days following receipt or the Private Label Nameplates that it has ordered.  Failure of the Licensee to render payment to the Licensor within thirty (30) days after receipt of the Private Label Nameplates by the Licensee shall be cause for the Licensor, at its option, and without waiving any other remedies it may have, to convert all exclusive Licenses granted the Licensee under Section 2 of this License Agreement to non-exclusive Licenses, with each additional Private Label Nameplate being provided the Licensee by the Licensor for one-half the License Royalty rates set forth above, thereby giving the Licensor the right to compete or license other parties in respect to the Technology Property who can then compete with the Licensee.

3.6

Effect of Patent Invalidity: In the event that all of the claims of the Licensed Patent(s)covering a Licensed Product shall be held to be invalid or unenforceable by a final judgment of a court of last resort or a court from which no appeal is or can be taken, no License Royalties shall thereafter be payable on such Licensed Product, and, at Licensee's option, the Patent License shall be converted to a non-exclusive license. Until such time, License Royalties shall continue to be paid at their previous level. No license Royalties shall be refundable by virtue of a final judgment that a Licensed Patent claim is invalid or unenforceable, if accrued prior to such final judgment.

3.7

Use of Private Label Nameplates: The Licensee shall affix one of the Private Label Nameplates of the corresponding size range to each of the Licensed Products manufactured under this License Agreement. The number of Private Label Nameplates therefore serve as an indicia of the annual volume of units manufactured under this License Agreement for purposes of determining the volume discount used in calculating the License Royalty, in accordance with the schedule of Section 3.9.

3.8

Business Records: The Licensee agrees to keep business records showing the manufacture and sale or other disposition of Licensed Products in sufficient detail to enable the License Royalty to be determined, and further agrees to permit its books and records to be examined from time to time, during normal business hours and with reasonable notice, to the extent necessary for the Licensor to verify that the Licensee is complying with the requirement to affix Private Label Nameplates to each Licensed Product manufactured or caused to be manufactured by it, and is complying with other obligations of this License Agreement. Such examination is to be made at the expense of the Licensor by any auditor appointed by the Licensor who shall be acceptable to the Licensee, or, at the option and expense of the Licensee, by a certified public accountant appointed by the Licensor.  If gross omissions or errors are discovered by the audit, Licensee will be responsible for all audit costs and fees.  Among the business records that the Licensee shall keep are installation sheets for the Licensed Product sold, containing such information as may be requested by Licensor, including the customer name and address, size of the Licensed Product installed and its serial number, and the name or the installer and date of installation. The Licensee shall retain all installation sheets in a numerical sequence at its designated place of business, with the installer retaining a copy. All knowledge and information concerning the Licensee's business operations that are disclosed to the Licensor shall be treated by the Licensor and its principals as confidential and proprietary and shall not be disclosed to any other party without the Licensee's written consent.

3.9

Quality Control Inspections: From time to time during the term of this License Agreement, the Licensor shall have the right to inspect any Licensed Products with which a Licensed Trademark is used to insure that their quality meets the expectations of the Licensor. Any defects or quality problems noted by the Licensor as a result or such inspections shall be cured by the Licensee within thirty (30) days after receiving notice of the detect from the Licensor. For purposes of making the inspection, the Licensor shall request a sample of the Licensed Products be provided by the Licensee. Alternatively, the Licensor, at its option, with reasonable advance notice and during normal business hours, shall have the right to inspect the Licensee's manufacturing facilities and draw a completed sample of the Licensed Products from the inventory maintained at such facility.

Section 4

OBLIGATIONS AND WARRANTIES

4.1

Diligence in Promoting Sales: The Licensee will use its best efforts in diligently promoting and marketing the Licensed Products.

4.2

Product Warranties: The Licensee shall not make any warranty, representation, promise, or statement of claim with respect to any Licensed Products with which a Licensed Trademark is used that is not first approved in writing by the Licensor. The Licensor shall not unreasonably withhold such approval and within twenty (20) days after receiving a request for approval shall either advise the Licensee in writing of the reasons for withholding such approval or provide the written approval. If the Licensor fails to respond to the Licensee's request for approval within twenty (20) days after receiving the request, the Licensor shall be deemed to have approved the request.

4.3

Installation of Licensed Products: The Licensee represents that it shall install or cause to be installed all Licensed Products with which a Licensed Trademark is used in accordance with the instructions and guidelines set forth in the Installer’s Manual provided the Licensee by the Licensor. Further, the Licensee agrees that prior to installation or any such Licensed Products, it will obtain any required installation permit from the appropriate governmental authority responsible for issuing such permits. All installers of such Licensed Products shall undergo training in the installation procedures recommended by the Licensor and shall be certified by the Licensee as competent in carrying out the installation of the Licensed Products in a safe manner that is consistent with the procedures established by the Licensor in the Installer’s Manual.

4.4

Government Approval: The Licensee shall at its own expense obtain any necessary approval of the Licensed Product from any federal, state, county, or local government agency requiring such approval as a prerequisite to sale and/or installation of the Licensed Products in the territory regulated by that agency. The Licensor agrees to assist in obtaining such approval at least to the extent of providing any necessary technical information or data required by any government agency if it possesses or has knowledge of such technical information or data.

4.5

Validity of Licensed Patents: The Licensor does not guarantee the validity or enforceability of the Licensed Patents, but does represent that it believes the Licensed Patents are valid and enforceable and that it has not engaged in any conduct, or omitted to perform any necessary act, the result of which could invalidate the Licensed Patents or adversely affect their enforceability, provided that a breach of this representation shall not be a basis for rescission of this License Agreement or for refund of any License Royalties paid Licensor by Licensee, and provided that Licensor shall pay Licensee for all other damages in law or equity arising from such breach. Further, the Licensor agrees to pay a11 maintenance fees required to keep the Licensed Patents in effect when such fees are due, on a timely basis, for as long as the Licensor shall own such patents, and in the event that the Licensor transfers all right and title in the Licensed Patents to another party, as a condition of such transfer, the successor in interest to the Licensed Patents shall be obligated to pay such maintenance fees when due, on a timely basis. Licensor shall designate an Attorney-of-Record for purposes of paying all maintenance fees and shall advise Licensee of that attorney’s name, address and phone number. Licensee or its representative may contact this attorney to learn if the maintenance fee for any Licensed Patent has been paid or will be paid on a timely basis, and if not, Licensee may pay the maintenance fee for that Licensed Patent and deduct the maintenance fee thus paid and any reasonable associated costs from the License Royalties.

4.6

Non-infringement of United States Patents: The Licensor represents and warrants that, to the best of the Licensor's knowledge, the Licensee's practice of the Licensed Know How and of the Licensed Patents and work performed in accordance with the Installer's Manual and in accordance with other directions supplied by the Licensor will not infringe any United States Patent.

4.7

Enforcement of Licensed Patents and Trademarks: Licensor shall have the sole right to enforce the Licensed Patents and Trademarks and to retain any recovery for their infringement. In the event any unlicensed person or entity infringes one or more of the Licensed Patents on a commercial scale, the Licensee may make a written request upon the Licensor to abate such infringement, stating in the request the name of the infringer and the place and circumstances of the infringement. (No third party who, prior to the effective date of this Agreement, has obtained from the Licensor the right to manufacture, and/or sell a specific number of the Licensed Products, such as by purchase of Private Label Nameplates, shall be considered an infringer under this Agreement, so long as such third party does not sell or manufacture more that the number of units of the Licensed Products previously authorized by the Licensor.) If within six (6) months after receipt or such request, the infringement set forth shall not have ceased, then all License Royalties set forth in Section 3.3 of this License Agreement shall be reduced by fifty percent (50%) until such infringement shall cease, or until a civil action for infringement of the Licensed Patent(s) is filed and is being diligently prosecuted; however, the civil action need not be against the infringer referred to in the Licensee's request, there being no obligation for the Licensor to prosecute more than one suit at a time. Licensor shall have the right to settle an infringement claim by granting a license under the Licensed Patents to the accused infringer. If such a license is granted while Licensee still has an exclusive Patent License under this License Agreement, and Licensor fails to secure the prior written approval of the Licensee to such a settlement, Licensee shall be entitled to receive one-half (1/2) of the license fee paid to Licensor by the accused infringer, and thereafter, the License Royalties payable by the Licensee, as set forth in Section 3.3 of this License Agreement, shall be reduced by fifty percent (50%).

4.8

Product Liability Insurance: The Licensee shall obtain and keep in full force and effect product liability insurance providing coverage for the Licensor, as its interest may appear, in an amount of not less than one million dollars ($1,000,000) in the aggregate, with respect to any claims that might be made by any third parties in the nature of the product

-#-

liability claims, whether in respect to personal or property injury or disability, which arise in connection with the Licensee's manufacture, sale, or installation, or the use by a purchaser, of the Licensed Products.

4.9

Guaranteed Savings Pledge: The Licensee will indemnify and hold the Licensor harmless in respect to any suit arising from a guarantee made by the Licensee to its customers or to other parties in respect to any savings or increase in operating efficiency that will result from use by that other party of the Licensed Products. In any suit, claim, or proceeding related to such a guarantee in which the Licensor is named as a party, the Licensee will pay for all legal costs and defend the Licensor. Accordingly, the Licensee assumes all risks and liabilities arising from any guarantee that it makes concerning savings or benefits that will result from use of the Licensed Products.

4.10

Prior Agreement: Licensee acknowledges that a prior agreement was executed between International Flue Savers, Inc., and ThermEcon Western Corporation and Gaius Kazen on October 23, 1983, which granted to ThermEcon Western Corporation and Gaius Kazen certain rights in one or more Licensed Patents and Licensed Trademarks Licensor believes that this prior agreement was properly terminated, but does not so warrant, and Licensee agrees that this present License Agreement is subject to any valid claims that may exist under that prior agreement.

Section 5

TRANSFER OF RIGHTS AND OBLIGATIONS

5.1

Successor in Interest of the Licensor: All licenses granted by the Licensor under this License Agreement shall be binding upon any successor in interest of the Licensor, or upon any other party in ownership or control of any portion of the Technology Property, subject to the option of such successor in interest to convert exclusive licenses thus granted to non-exclusive licenses.

5.2

Obligations or the Licensee: The obligations of the Licensee to make reports, keep business records, and pay License Royalties under this License Agreement shall run in favor of any person or legal entity that is a successor in interest or assignee of the Licensor in respect to the Licensor's benefits under this License Agreement.

5.3

Transfer by the Licensee:  The Licensee shall have no right to sublicense or directly or indirectly sell, assign, transfer, convey, or encumber the rights herein granted under this Licensee Agreement without the prior written consent of the Licensor, which consent shall not be arbitrarily withheld.

5.4

Contracts with Partners: Any other contract arising between licensee and any Partner of Licensor shall also be made available to the other Partners of Licensor on like terms unless good cause is shown for not doing so.

Section 6

TERM AND TERMINATION

6.1

Definition: The word “termination” and cognate words, such as "term" and "terminate," used in this Section are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which shall survive any termination to the degree necessary to permit their complete fulfillment or discharge:

a.

the Licensee's obligation to maintain business records and the Licensor's right to inspect those business records as set forth above in Section 3;

b.

licenses and releases running in favor of customers or transferees of either party in respect to Licensed Products sold or transferred by that party prior to termination of this License Agreement, and any sublicense approved by Licensor under this License Agreement (subject in the case of the Licensee, to payment of any License Royalties payable in respect to such products);

c.

any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party; and

d.

any obligations to retain information confidential to the extent that such information is not in the public domain,

6.2

Term: Unless otherwise terminated as provided hereinbelow in Section 6.3, this License Agreement shall run to the expiration date of the last to expire of the Licensed Patents and shall thereupon terminate, provided that the expiration date of such last to expire patent may occur before that patent's nominal expiration date if the Licensor does not pay the maintenance fee to maintain the patent in effect in a timely manner.

6.3

Early Termination: The Licensee may prospectively terminate this License Agreement as a whole, or its license and concomitant future obligation in respect to any Licensed Patents only upon providing thirty (30} days advance written notice to the Licensor except that in the first year of this Agreement, there shall be ninety (90) days advance written notice of such intent.

6.4

Termination Due to Breach: It is mutually understood and agreed between the parties hereto that the failure of the Licensee to comply with the terms of this License Agreement shall give the Licensor the right to cancel this License Agreement by giving the Licensee thirty (30) days notice in writing of its election so to do, it being understood, however, that if within thirty (30) days after delivery of any such notice, the Licensee shall have rectified or corrected its default then this License Agreement shall remain in force the same as if no breach or default had occurred on the part of the Licensee; otherwise the License Agreement shall stand terminated, but such termination shall not impair or prejudice any right or remedy that either party has against the other at law or in equity, nor shall such termination in any way relieve the Licensee of its obligations to pay the License Royalty fees then due the Licensor as herein provided.

6.5

Disposition of Licensed Products at Termination: Upon termination of the License Agreement for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination, and the Licensee may, after the effective date of such termination, sell all Licensed Products and parts therefor that it may have on hand at the date of termination, provided that it shall purchase Private Label Nameplates for such Licensed Products from the Licensor, paying the earned License Royalty in accordance with this License Agreement. At termination of this License Agreement for any reason, the Licensor shall have the right to make a final inspection of the business records of the Licensee to confirm that all earned License Royalties have been accounted for and paid by the Licensee. On termination, Licensor shall either repurchase any remaining Private Label Nameplates at the same License Royalty Rate paid therefor by Licensee, or shall allow Licensee to manufacture and sell additional Licensed Products until the remaining Private Label Nameplates are used up on such Licensed Products.

Section 7

MISCELLANEOUS

7.1

Force Majeure: Neither of the parties hereto shall be liable in damages or have the right to cancel this License Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control, including, but not limited to acts of God, government restrictions (other than normal approval or license requirements), wars or insurrections, strikes, fires, and/or floods.

7.2

Relationship of the Parties: The relationship between t he parties is strictly construed to be that of Licensor and Licensee. Under no circumstances is the Licensee or its agents or employees to be considered as agents or representatives of the Licensor, and the Licensee shall have no right to bind or in any way obligate the Licensor in respect to any contract with another party.

7.3

Waiver by the Licensor: No waiver by the Licensor of any default in the performance of the Licensee under the terms and conditions of the License Agreement shall constitute a like waiver by the Licensor of any subsequent breach or default or a waiver or other terms of this License Agreement.

7.4

Section Headings: The section and subsection headings used herein are for reference and convenience only and shall not enter into the interpretation thereof.

7.5

Validity of Agreement: It any section, subsection, paragraph, clause, or provision of this License Agreement shall be judged to be invalid, the validity of any other portion shall not be affected, and any such invalid section, subsection, paragraph, clause, or provision shall be deleted from this License Agreement.

7.6

Entire Agreement & Modifications In Writing: This License Agreement contains the entire agreement between the parties hereto and supersedes and cancels all previous agreements, negotiations, commitments, and writings in respect to the subject matter hereof, and may not be released, discharged, abandoned, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

7.7

Governing Law: This License Agreement shall be construed and enforced and the legal relations created herein shall be determined in accordance with the laws of the State of Illinois.

7.8

Benefit to Successor and Assigns: This License Agreement shall be binding on and enure to the benefit of the Licensor and the Licensee and to the benefit of their respective successors in interest and assigns.

7.9

Notices: All notices provided for in this License Agreement shall be given in writing and shall be effective when either served by personal delivery, or by deposit, postage prepaid, with the United States Postal Service by registered or certified mail addressed to the parties at their respective addresses set forth above as either party specifies by written notice to the other. Notices to the Licensor should be directed to the attention of Jerome V. Springman unless otherwise directed by the Licensor.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this License Agreement in the manner and on the dates hereinafter appearing.

PATENTED ENERGY PARTNERSHIP (Licensor):

Partners:

INTERNATIONAL FLUE SAVERS, INC.

By:       /s/

Date:         5/22/91

Dennis R. Senne, President

FUELBUSTERS, INC.

By:     /s/

Date:          05-14-91

Jerome V. Springman, President

FEMCO, INC.

By:     /s/

Date:        05-16-91

WORLD ENERGY SAVERS, INC.

By:     /s/

Date:        6/12/91

Herb Styles, President

NATURE=S ENERGY PRODUCTS COMPANY, INC.

By:     /s/

Date:         6-1-91

John Seppamaki, President

E/S CORPORATION (Licensee)

By:     /s/

Date:        May 8, 1991

Richard B. Fish, President EXHIBIT A

-#-

TECHNOLOGY PROPERTY

1.

United States Patent No. 4,291,671, issued September 19, 1981 and a counterpart Canadian Patent No. 1,119,497, issued March 9, 1982 and the invention claimed and disclosed therein.

2.

United States Patent No. 4,836,184, issued June 6, 1989 and the invention disclosed and claimed therein.

3.

United States Patent No. Re. 32,671, issued May 24, 1988 (a reissue of United States Patent No. 4.499,891, issued February 19, 1985) and the invention disclosed and claimed therein.

4.

All right and title throughout the world, including registrations, in the trademarks: INTERNATIONAL FLUE SAVER, ENERGY SAVER, IFS {word and logo+) and FUELBUSTER, together with the goodwill associated with the businesses, services, and products in connection with which these trademarks are used.

5.

The know how, business information, and technical drawings of INTERNATIONAL FUEL SAVERS, INC., DENNIS R. SENNE, JOHN SEPPAMAKI, and FUELBUSTERS, INC. used for the manufacture and sale of the Licensed Products, (as defined in the License Agreement), including test data, governmental approvals, sales literature, and all customer, distributor, and dealer information used for the sale and installation or the Licensed Products.

RMA:klp

7/5-6663

-#-